EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 1st day of January, 2002, by and between INLAND REAL ESTATE CORPORATION, a Maryland corporation (the "Company"), and BILL ANDERSON (the "Executive").

RECITALS:

A. The Company is a real estate investment trust which owns, operates and acquires neighborhood retail centers and community centers within a 400 mile radius of its headquarters in Oak Brook, Illinois (the "Business").

B. Executive has served as the Company's Vice President of Acquisitions and Sales since July, 2000. While serving as an employee, Executive has demonstrated certain unique and particular talents and abilities with regard to the Company's Business.

C. The Company is desirous of assuring itself of the availability of the talents and abilities of Executive, by entering into a written employment agreement with Executive on the terms and conditions contained herein.

D. Executive is desirous of continuing to provide services to the Company on the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, Executive and the Company hereby agree as follows:

  EMPLOYMENT

    Employment

    .

      The Company hereby employs Executive, and Executive hereby accepts employment, upon the terms and conditions set forth in this Agreement. Effective as of January 1, 2002 (the "Effective Date"), Executive shall serve as the Company's Vice President of Acquisition and Sales with duties commensurate with the position and such other duties and responsibilities as assigned from time to time by the Company.

      In addition, Executive shall provide advice, consultation and services to any other entities controlled by, the Company, Inland Commercial Property Management, an Illinois corporation ("ICPM") or their respective affiliates (individually an "Affiliate" collectively the "Affiliates"), as may be requested by the Company from time to time.

    Activities and Duties During Employment

    . Executive represents and warrants to the Company that he is free to enter into this agreement with the Company and to perform his obligations hereunder. Executive agrees:

      to faithfully serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal and cooperative service to the Company and its Affiliates;

      to comply with all reasonable rules and policies which the Company may adopt from time to time, by the Company, ICPM or the Affiliates; and

      to devote all of his business time, attention and efforts to the faithful and diligent performance of his services to the Company, ICPM and the Affiliates.

  TERM

    Term/Renewal

    . The term of employment under this Agreement shall commence on the Effective Date and shall last for a period of two (2) years (the "Initial Term"). This Agreement shall be renewed for consecutive one-year terms by written notice of the Company not less than twenty (20) days prior to the expiration of the then current term. The term of Executive's employment hereunder may also be terminated as provided in Section 2.2 (the Initial Term, as it may be extended or terminated, is herein referred to as the "Employment Term").

    Termination

    . The Employment Term, Executive's employment and, except as provided herein, the obligations of each party may be terminated as follows:

      By the Company immediately for Cause (as hereinafter defined).

      By the Company immediately without Cause.

      Automatically, without the action of either party, upon the death of Executive.

      By either party upon a determination of Total Disability (as hereinafter defined) of Executive.

      Voluntarily by Executive.

      By Executive, immediately for Good Reason (as hereinafter defined).

      By the Company, upon a "Change of Control" (as such terms are hereinafter defined) that results in a termination of the Executive within the remaining term of the Agreement or a one-year period after the occurrence of the event giving rise to the Change of Control, whichever is less.

    Definitions of "Cause," "Total Disability," Good Reason" and "Change of Control"

    .

      For the purpose of this Agreement, "Cause" shall mean:

        conduct amounting to fraud, embezzlement or illegal misconduct in connection with Executive's duties under this Agreement or as an employee of the Company;

        conduct that the Company reasonably believes has brought the Company into substantial public disgrace or disrepute;

        failure of Executive to perform his duties hereunder as reasonably directed by the Company after the Company provides written notice to the Executive of the failure to perform; provided that Executive shall have ten (10) business days following receipt of the notice to cure the failure to perform;

        Executive's actions or omissions constitute gross negligence or willful misconduct; or

        any other material breach of this Agreement or any other agreement to which Executive and the Company are a party or any material breach of any written policy adopted by the Company concerning conflicts of interest, standards of business conduct or fair employment practices and any other similar matter, provided that the Company has provided written notice of the breach to Executive and Executive has failed to cure the breach within ten (10) days of receiving notice.

      For purposes of this Agreement, "Total Disability" shall mean the Executive's failure or inability to substantially perform his duties hereunder due to accident or illness for a period totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. The determination of whether a Total Disability has occurred shall be based on the determination of a physician mutually acceptable to the Company and Executive. If the Company and Executive do not agree on the selection of a physician, then each party shall select a physician who shall then collectively select a physician. Nothing herein shall limit Executive's right to receive any payments to which Executive may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of Total Disability prior to termination hereunder, Executive shall continue to receive his full compensation (including base salary) and benefits.

      For purposes of this Agreement, "Good Reason" shall mean any of the following events which the Company fails to cure within ten (10) days following receipt of written notice from Executive detailing the basis of the alleged breach:

        the Company requires Executive to relocate his principal residence to a location outside the Chicago Metropolitan Area; and

        a material failure by the Company to perform its obligations under this Agreement.

      For purposes of this Agreement, "Change of Control" shall mean:

        the independent members of the Company's board of directors, as of the date of this Agreement, fail to constitute a majority of the independent members of the Company's board or the non-independent members of the Company's board of directors, as of the date of this Agreement, fail to constitute a majority of the non-independent members of the Company's board; provided, however, that any individual becoming a member of the Company's board, who at the time of their election to the board, is an employee of The Inland Group, Inc. ("TIGI") shall be treated as if he or she were a member of the Company's board as of the date of this Agreement. A person is considered to be "independent" under the Company's governing documents if he or she: (A) is not affiliated with TIGI or any of its affiliates; (B) does not serve as a director for more than two real estate investment trusts organized by TIGI and its affiliates; (C) performs no other services for the Company except as director; and (D) does not own more than ten percent (10%) of the Company's issued and outstanding common stock;

        the disposition of all, or substantially all, of the Company's assets; or

        the termination and liquidation of the Company.

  COMPENSATION AND BENEFITS

    Compensation

    .

      Base Salary. During the first year of the Initial Term, the Company shall pay Executive a base salary of One Hundred and Twenty Thousand Dollars ($120,000.00). During the second year of the Initial Term, the Company shall pay Executive a base salary of One Hundred Twenty-Two Thousand Eight Hundred Eighty Dollars ($122,880.00) (the base salary paid during the Initial Term is referred to hereinafter as the "Base Salary"). At the expiration of the Initial Term, and again at the expiration of each renewal term, the Company shall adjust Executive's Base Salary on terms and conditions to be agreed to by both parties with regards to salary.

      Annual Incentive Bonus. The Company shall, in addition to Executive's Base Salary for the relevant year, pay Executive an incentive bonus payable within one hundred twenty (120) days of the end of the relevant fiscal year, in accordance with the formula set forth on Exhibit A, attached hereto and made a part hereof (the "Annual Incentive Bonus").

      Long Term Grant Restricted Shares. So long as the Employment Term has not been terminated for any reason, on each anniversary of the Effective Date, Executive shall receive shares of the common stock of the Company subject to the restrictions and in accordance with the schedule set forth on Exhibit B attached hereto and made a part hereof ("Long Term Grant Restricted Shares"). The restrictions on the shares shall lapse in accordance with the provisions of Exhibit B of this Agreement.

    Payment

    . All Base Salary due to Executive during the relevant year hereunder shall be payable at such times and in such manner as the Company pays its executive level employees; except that any payment relating to the termination of Executive that is due hereunder, shall be paid as a lump sum payment within fifteen (15) days of such termination.

    Business Expenses

    .

      Reimbursement. The Company shall reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with performing his duties hereunder.

      Accounting. Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company, ICPM or the Affiliates, and as such are reimbursable by the Company. Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to Executive within a reasonable time after receipt by the Company of appropriate documentation therefore.

    Other Benefits

    . The Company shall provide Executive with such retirement benefits and group health and other insurance coverage at such levels and on such terms as described in the Company's Employee Handbook.

    Compensation upon Termination

    . If Executive's employment hereunder is terminated in accordance with the provisions of Article II, the Company shall provide Executive with the compensation and benefits described herein, in lieu of any severance under any severance plan that the Company, ICPM or the Affiliates may then have in effect, and subject to setoff for any amounts owed by Executive to the Company, ICPM or the Affiliates by reason of any contract, agreement, promissory note, advance, loan document or failure to return property, as follows:

      Upon Termination for Death or Total Disability. If this Agreement and Executive's employment hereunder is terminated by reason of his death or Total Disability, under Sections 2.2 (c) or (d), then within fifteen (15) days of the date of termination the Company will pay to Executive:

        any Base Salary that has been accrued but not paid as of the date of termination (the "Accrued Base Salary");

        any compensation for unused vacation days accrued as of the termination date in an amount equal to his Base Salary multiplied by a fraction, the numerator of which is the number of accrued unused vacation days and the denominator of which is 360 (the "Accrued Vacation Payment");

        any expenses incurred by him prior to the date of termination that are subject to reimbursement pursuant to this Agreement (the "Accrued Reimbursable Expenses");

        any accrued and vested benefits required to be provided upon death or Total Disability by the terms of any Company sponsored benefit plans or programs (the "Accrued Benefits"), together with any benefits required to be paid or provided in the event of Executive's death or Total Disability under applicable law; and

        either the prorated portion of the Annual Incentive Bonus that Executive received for the fiscal year prior to termination, or if the termination occurs in the first year of the Initial Term, then the prorated portion of the Annual Incentive Bonus as if the target bonus was received for that year (the "Accrued Bonus").

      In addition, if Executive's employment is terminated under this Section 3.5(a), any Long Term Grant Restricted Shares issued to Executive under this Agreement shall immediately vest and shall no longer be subject to forfeiture by Executive.

      Upon Termination by Company for Cause or Voluntarily by Executive. If Executive's employment is terminated by the Company for Cause or if Executive voluntarily terminates employment with the Company under Sections 2.2 (a) or (e), within fifteen (15) days of the date of such termination, the Company will pay Executive the:

        Accrued Base Salary;

        Accrued Vacation Payment;

        Accrued Reimbursable Expenses; and

        Benefits, together with any benefits required to be paid or provided under applicable law.

      In addition, if Executive's employment is terminated under this Section 3.5(b), any Long Term Grant Restricted Shares issued to Executive which have not yet vested shall immediately be forfeited by Executive.

      Upon Termination by the Company Without Cause or by Executive for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason under Sections 2.2 (b) or (f), the Company will pay Executive:

        the Accrued Base Salary;

        the Accrued Vacation Payment;

        the Accrued Reimbursable Expenses;

        the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

        an amount equal to 1.0 times the sum of: (A) Executive's then current Base Salary; plus (B) an amount equal to the Annual Incentive Bonus which was paid to Executive for the fiscal year immediately preceding the year of termination (or if the termination occurs in the first year of the Initial Term, then the Annual Incentive Bonus as if the target bonus was received for that year); plus (C) the Long Term Grant Restricted Shares granted to Executive for the fiscal year immediately preceding the year of termination (or if the termination occurs in the first year of the Initial Term, then the number of Long Term Grant Restricted Shares as if the target share award was received for that year); provided, however, that the payment to Executive pursuant to this Section 3.5 (c)(vi) shall in no event exceed an amount which would cause Executive to receive an "excess parachute payment" as defined in the Internal Revenue Code of 1986, as amended (the "Code"); and

        any Accrued Bonus.

      In addition, if Executive's employment is terminated under this Section 3.5(c), any Long Term Grant Restricted Shares issued to Executive under this Agreement shall immediately vest and shall no longer be subject to forfeiture by Executive.

      Upon Termination by Company Upon a Change of Control. If Executive's employment is terminated by Company within three years of a Change of Control under Section 2.2 (g), the Company will pay Executive:

        the Accrued Base Salary;

        the Accrued Vacation Payment;

        the Accrued Reimbursable Expenses;

        the Accrued Benefits;

        the Accrued Bonus; and

        an amount equal to 1.5 times the sum of: (A) Executive's then current Base Salary; plus (B) an amount equal to the Annual Incentive Bonus which was paid to Executive for the fiscal year immediately preceding the year of termination (or if the termination occurs in the Initial Term, then the Annual Incentive Bonus as if the target bonus was received for that year); plus (C) the Long Term Grant Restricted Shares granted to Executive for the fiscal year immediately preceding the year of termination (or if the termination occurs in the Initial Term, then the Long Term Grant Restricted Shares as if the target share award was received for that year); provided, however, that the payment to Executive pursuant to this Section 3.5 (d)(vi) shall in no event exceed an amount which would cause Executive to receive an "excess parachute payment" as defined in the Code.

    In addition, if Executive's employment is terminated under this Section 3.5(d), any Long Term Grant Restricted Shares issued to Executive under this Agreement shall immediately vest and shall no longer be subject to forfeiture by Executive. Also, Executive's benefits, including health, dental and life insurance, will be extended at Company's cost for a period of two years or until Executive becomes employed by a third party.

    Cessation of Rights and Obligations: Survival of Certain Provisions

    . All of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein on the date this Agreement expires or is terminated for any reason.

    Employment Agreement; Release of Claims

    . This Agreement supersedes any prior agreements (oral or written) that may exist between the parties and any prior agreements (oral or written) shall be void and of no further effect. In consideration of the promises contained herein, and as a natural inducement to the Company to enter into this Agreement, Executive hereby releases and forever discharges the Company and its officers, directors, employees, investors, shareholders, affiliates and agents from, and agrees not to sue any of these parties concerning any and all actions, liabilities, and other claims for relief and remuneration whatsoever, arising out of, or in any way connected with Executive's employment by the Company prior to the date of this Agreement, including all matters in equity, contract, tort or pursuant to statute, whether presently known or unknown, suspected or unsuspected that Executive may possess, provided nothing herein shall be deemed to waive or release any claim:

      for indemnification that Executive may have under the Company's Third Amended and Restated Articles of Amendment or by-laws; or

      to enforce this Agreement.

  CONFIDENTIALITY AND NON-COMPETE AGREEMENT

    Non-Disclosure of Confidential Information

    . Executive hereby acknowledges and agrees that the duties and services to be performed by Executive under this Agreement are special and unique and that as a result of his employment by the Company hereunder Executive has developed over time and will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company's industry, including but not limited to, certain records, secrets, documentation, software programs, price lists, ledgers and general information, employee records, mailing lists, client lists, client profiles, prospective customer or client lists, accounts receivable and payable ledgers, financial and other records of the Company, ICPM or the Affiliates, information regarding its clients or principles, and other similar matters (all such information being hereinafter referred to as "Confidential Information"). Executive further acknowledges and agrees that the Confidential Information is of great value to the Company and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company, ICPM or the Affiliates. Accordingly, Executive hereby agrees that:

      Executive will not, during the Employment Term or at any time thereafter, directly or indirectly, except in connection with Executive's performance of his duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company, ICPM or any Affiliate, divulge to any person, firm, corporation, limited liability company or organization, (individually a "Third Party" collectively the "Third Parties"), or use or cause or authorize any Third Party to use, the Confidential Information, except as required by law; and

      Upon the termination of the Employment Term for any reason whatsoever, Executive shall deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, keys, data and other documents and materials belonging or relating to the Company, ICPM or any Affiliate which is in Executive's possession or control, regardless of the medium upon which it is stored, and will deliver to the Company upon such termination of employment any other property of the Company, ICPM or any Affiliate which is in Executive's possession or control.

    Non-Solicitation and Covenant Not to Compete

    .

      General. Executive acknowledges that the covenants set forth in this Section 4.2 are reasonable in scope and essential to the preservation of the business and the goodwill of the Company, and are consideration for the amounts to be paid to Executive hereunder. Executive also acknowledges that the enforcement of the covenant set forth in this Section 4.2 will not preclude Executive from being gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family and the others dependent upon him of at least the level to which he and they have become accustomed and may expect. In addition, Executive acknowledges that the Company, ICPM and the Affiliates have obtained an advantage over their competitors that is characterized by relationships with clients, principals and other contacts.

      Covenant. Executive hereby covenants and agrees that, during the term of employment hereunder and during a period of six months following the voluntary termination of employment hereunder (which shall not be deemed to include a termination resulting from the expiration of the Initial Term or any subsequent renewal) or the termination of Executive's employment hereunder for Cause under Section 2.2 (a) hereunder (the "Covenant Period"), Executive shall not, directly or indirectly:

        alone, together or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor or in any other capacity, engage in, have any financial interest in or be in any way connected or affiliated with, or render advice or services to, any business engaged in the Business or any new businesses or lines of business which the Company may enter prior to the termination of Executive's employment under this Agreement in the greater metropolitan area of Chicago, Illinois, and any suburb thereof, other than as an employee of TIGI or an affiliate of TIGI or otherwise on behalf of the Company as an employee thereof or such other business as may be permitted by the Company in writing, or as set forth on Exhibit C attached hereto and made a part hereof;

        directly or indirectly divert, take away, solicit or interfere with or attempt to divert, take away, solicit or interfere with any present or prospective customer, except on behalf of the Company as an employee thereof;

        directly or indirectly solicit, induce, influence or attempt to solicit, induce or influence any employee or agent of the Company to leave his employment or engagement with the Company; or offer employment or engagement to or employ or engage any such employee of the Company, or assist or attempt to assist any such employee of the Company in seeking other employment; or

        in any manner slander, libel or by other means take action which is or intended, or could reasonably be expected, to be detrimental to the Company, ICPM or any Affiliate or their respective employees or operations. As used herein, "customer" and "prospective customer" shall include: (A) any tenant or any other person or entity with whom the Company is negotiating for the leasing of real property from the Company, ICPM or any Affiliate at the time of the termination of Executive's employment or during the six month period immediately prior to such termination; or (B) any owner of real property the purchase or sale of which is being negotiated by the Company, ICPM or any Affiliate at the time of the termination of Executive's employment or during the six month period immediately prior to such termination. The restrictions imposed by this Section 4.2(b) shall not apply to the ownership of one percent (1%) or less of all of the outstanding securities of any entity whose securities are listed on a national securities exchange.

    Remedies

    .

      Injunctive Relief. Executive expressly acknowledges and agrees that the business of the Company is highly competitive and that a violation of Section 4.1 or Section 4.2 would cause immediate and irreparable harm, loss and damage to the Company, ICPM or any Affiliate not adequately compensable by a monetary award. Executive further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the business of the Company, ICPM or the Affiliates, the enjoyment of the Confidential Information and the goodwill of the Company, ICPM or the Affiliates. Without limiting any of the other remedies available hereunder at law or in equity, or the Company's right or ability to collect money damages, Executive agrees that any actual or threatened violation of any of the provisions of Section 4.1 or Section 4.2 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, upon twenty four (24) hours' notice and without bond. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section shall survive the termination of the Employment Term.

      Enforcement. The parties desire that the provisions of Section 4.1 or Section 4.2 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Section 4.1 or Section 4.2 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be:

        deemed amended to delete therefrom such portions so adjudicated; or

        modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

  MISCELLANEOUS

    Notices

    . All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received:

      when delivered, if delivered personally;

      four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid;

      one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service; and

      on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

To Executive at: Mr. Bill Anderson 916 Concord Circle Mundelein, IL 60060
To the Company at: Inland Real Estate Corporation 2901 Butterfield Road Oak Brook, IL 60523 Attention: Robert D. Parks, President and Chief Executive Officer	With a copy to: David J. Kayner, Esq. General Counsel & Secretary Inland Real Estate Corporation 2901 Butterfield Road Oak Brook, IL 60523

    Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

    Entire Agreement, Amendments, Etc

    . This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter thereof. No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

    Benefit

    . This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors and legal representatives of Executive and the successors, assignees and transferees of the Company, ICPM or the Affiliates. This Agreement or any right or interest hereunder may not be assigned by Executive.

    No Waiver

    . No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

    Severability

    . Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

    Compliance and Headings

    . The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

    Governing Law

    . The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Illinois, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be in Chicago, Illinois.

    Counterparts

    . This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

    No Presumption Against Drafter

    . Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any provisions of this Agreement.

    Enforcement

    . In the event either of the parties to this Agreement shall bring an action against the other party with respect to the enforcement or breach of any provision of this Agreement, the prevailing party in such action shall recover from the non-prevailing party the costs incurred by the prevailing party with respect to such action including court costs and reasonable attorneys' fees.

    Recitals

. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

COMPANY:	EXECUTIVE:

Inland Real Estate Corporation, a
Maryland corporation
Bill Anderson

By:
Its:

842373_5

EXHIBIT A

(formula for determining Annual
Incentive Bonus)

1. The Executive's Annual Incentive Bonus Opportunity ("AIBO") shall be determined based on whether the Company achieves a Threshold, Target, or High level of performance.

● The Company will have achieved a Threshold level of performance if the Company's growth in FFO per share (as defined herein) from December 31 of the prior year to December 31 of the current year (the "Measuring Period") is not less than 75% but not greater than 100% of the median growth in FFO for the applicable year as published by NAREIT for the Retail Property Sector.

● The Company will have achieved a Target level of performance if the Company's growth in FFO per share during the Measuring Period is not less than 100% but not greater than 130% of the median growth rate in FFO for the applicable year as published by NAREIT for the Retail Property Sector.

● The Company will have achieved a High level of performance if the Company's growth in FFO per share during the Measuring Period is not less than 130% of the median growth rate in FFO for the applicable year as published by NAREIT for the Retail Property Sector.

If the Company achieves a Threshold level of performance, the Executive's AIBO will be equal to 10% of Executive's Base Salary for the applicable year. If the Company achieves a Target level of performance, the Executive's AIBO will be equal to 20% of Executive's Base Salary for the applicable year. If the Company achieves a High level of performance, the Executive's AIBO will be equal to 30% of Executive's Base Salary for the applicable year.

2. The Executive's Annual Incentive Bonus for the applicable year shall be determined by adding two components:

A. The first component shall be equal to 50% of the Executive's AIBO.

B. The second component shall be determined based on a subjective assessment of the Executive's performance by the CEO, and may be up to, but not in excess of, 50% of the Executive's AIBO.

3. Definition for purposes of Exhibit A and Exhibit B:

A. "FFO" shall mean: the Company's net income per share for the relevant period computed in accordance with Generally Accepted Accounting Principles ("GAAP"), excluding gains (or losses) from sales of property plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the Company holds an interest.

B. "NAREIT" shall mean: The National Association of Real Estate Investment Trusts.

C. "Retail Property Sector" shall mean: The retail property sector as identified by NAREIT.

EXHIBIT B

(formula for determining Annual Award of
Long Term Grant Restricted Shares)

1. The Executive's Annual Award of Long Term Grant Restricted Shares shall be determined based on whether the Company achieves a Threshold, Target, or High level of performance.

● The Company will have achieved a Threshold level of performance if the Company's growth in FFO per share during the Measuring Period is not less than 75% but not greater than 100% of the median growth rate in FFO for the applicable year as published by NAREIT for the Retail Property Sector.

● The Company will have achieved a Target level of performance if the Company's growth in FFO per share during the Measuring Period is not less than 100% but not greater than 130% of the median growth in FFO for the applicable year as published by NAREIT for the Retail Property Sector.

● The Company will have achieved a High level of performance if the Company's growth in FFO per share during the Measuring Period is not less than 130% of the median growth in FFO for the applicable year as published by NAREIT for the Retail Property Sector.

● If the Company achieves a Threshold level of performance, the Executive will be awarded 1818.18 Long Term Grant Restricted Shares. If the Company achieves a Target level of performance, the Executive will be awarded 3636.36 Long Term Grant Restricted Shares. If the Company achieves a High level of performance, the Executive will be awarded 5454.55 Long Term Grant Restricted Shares.

2. Upon award of the Long Term Grant Restricted Shares provided that any such shares shall be held by the Company for the benefit of Executive subject to forfeiture as provided below, and simultaneously with issuance of such shares, Executive shall execute and deliver a blank stock power allowing the Company to cancel any shares which are forfeited in accordance with the following terms and conditions:

(A) If the Employment Term has not been terminated pursuant to Sections 2.2(a) or (e) on or before the first anniversary of the Effective Date, the forfeiture provisions shall expire and be of no further effect to the extent of 20% of the Long Term Grant Restricted Shares issued to Executive provided that if the Employment Term has been terminated pursuant to Sections 2.2(a) or (e) prior to the first anniversary of the Effective Date, then all Long Term Grant Restricted Shares shall be forfeited by Executive and cancelled by the Company;

(B) If, on the first anniversary of the Effective Date, the Company decides not to renew this Agreement, as provided in Section 2.1, then any Long Term Grant Restricted Shares required to be issued to Executive under this Agreement for the year preceding such anniversary shall be immediately issued free of any forfeiture provisions;

(C) If, after the first anniversary of the Effective Date, but prior to the second anniversary of the Effective Date, the Employment Term has not been terminated pursuant to Sections 2.2(a) or (e), an additional 20% of the Long Term Grant Restricted Shares issued to Executive shall, as of the second anniversary of the Effective Date, will no longer be subject to any forfeiture provisions, provided that if the Employment Term is terminated pursuant to Sections 2.2(a) or (e) on any date which is after the first anniversary of the Effective Date, but prior to the second anniversary of the Effective Date, the Long Term Grant Restricted Shares remaining subject to forfeiture shall be forfeited by Executive and cancelled by the Company;

(D) If, after the second anniversary of the Effective Date, but prior to the third anniversary of the Effective Date, the Employment Term has not been terminated pursuant to Sections 2.2(a) or (e), an additional 20% of the Long Term Grant Restricted Shares issued to Executive shall, as of the third anniversary of the Effective Date, will no longer be subject to any forfeiture provisions; provided that if the Employment Term is terminated pursuant to Sections 2.2(a) or (e) on any date which is on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, the Long Term Grant Restricted Shares remaining subject to forfeiture shall be forfeited by Executive and cancelled by the Company;

(E) If, after the third anniversary of the Effective Date, but prior to the fourth anniversary of the Effective Date, the Employment Term has not been terminated pursuant to Sections 2.2(a) or (e), an additional 20% of the Long Term Grant Restricted Shares issued to Executive shall, as of the fourth anniversary of the Effective Date, will no longer be subject to any forfeiture provisions; provided that if the Employment Term is terminated pursuant to Sections 2.2(a) or (e) on any date which is on or after the third anniversary of and the Effective Date but prior to the fourth anniversary of the Effective Date, the Long Term Grant Restricted Shares remaining subject to forfeiture shall be forfeited by Executive and cancelled by the Company;

(F) If, after the fourth anniversary of the Effective Date, but prior to the fifth anniversary of the Effective Date, the Employment Term has not been terminated pursuant to Sections 2.2(a) or (e), the remaining Long Term Grant Restricted Shares issued to Executive, as of the fifth anniversary of the Effective Date, will no longer be subject to any forfeiture provisions; provided that if the Employment Term has been terminated pursuant to Sections 2.2(a) or (e), on any date which is on or after the fourth anniversary of the Effective Date, but prior to the fifth anniversary of the Effective Date, the Long Term Grant Restricted Shares remaining subject to forfeiture shall be forfeited by Executive and cancelled by the Company.

3. Executive may not sell, transfer, hypothecate, pledge or assign any Long Term Grant Restricted Shares which remain subject to forfeiture as provided herein.

4. Upon the occurrence of any forfeiture of Long Term Grant Restricted Shares, Executive shall immediately take all actions requested by the Company to cause the Company to immediately cancel any forfeited Long Term Grant Restricted Shares.

5. Executive may exercise all rights of a stockholder, including the right to vote and receive dividends with respect to any Long Term Grant Restricted Shares which have been issued to Executive but not otherwise forfeited.

6. Executive acknowledges and understands that the Long Term Restricted Shares will be issued in accordance with the registration provisions of federal and state securities law, or exemptions therefrom. As such, Executive agrees to take all actions requested by the Company which, in its sole discretion, are necessary to cause the issuance of the shares to be in accordance with the registration provisions or exemptions, including but not limited to, completing and signing investor questionnaires.

7. If the Long Term Grant Restricted Shares have not previously been registered under federal and state securities law and if the Company shall file a registration statement (other than a registration statement on Form S-4 or any successor form) with the Securities and Exchange Commission while the Long Term Grant Restricted Shares are outstanding, the Company shall give Executive at least 30 days' prior written notice of the filing of such registration statement. If requested by Executive in writing within 20 days after receipt of any such notice, the Company shall, at the Company's sole expense (other than the fees and disbursements of counsel for Executive, and the underwriting discounts, if any, payable in respect of the Long Term Grant Restricted Shares sold by Executive), register all or, at Executive's option, any portion of the Long Term Grant Restricted Shares requested by Executive, concurrently with the registration of such other securities, all to the extent requisite to permit the public offering and sale of such other securities, and will use its best efforts through its officers, directors, auditors and counsel to cause such registration statement to become effective as promptly as practicable. Notwithstanding the forgoing, if the managing underwriter of any such offering shall advise a Company in writing that, in its opinion, the distribution of all or a portion of the Long Term Grant Restricted Shares requested to be included in the registration concurrently with the securities being registered by the Company and the securities of other holders of Company securities would materially adversely affect the distribution of such securities by the Company for its own account, the Company will include in such registration first, the securities that the Company proposes to sell, second, the registerable securities requested to be included in such registration and other securities requested be included in such registration by holders who have registration rights, pro rata among the holders of such registerable securities and such other securities on the basis of the number of shares which are owned by such holders, and third, other securities requested to be included in such registration.

EXHIBIT C

It is acknowledged by the parties that Executive owns thirty shares of stock in Midwest Real Estate Equities, Inc.